Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MidWestOne Financial Group, Inc.:

We consent to the incorporation by reference in Registration Statements (333-206473, and 333-207659) on Form S-3 and Registration Statement (No. 333-149914) on Form S-8 of MidWestOne Financial Group, Inc. and subsidiaries of our reports dated March 3, 2016, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of MidWestOne Financial Group, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ RSM US LLP

Cedar Rapids, Iowa
March 3, 2016